EXHIBIT 23.5
CONSENT OF WRIGHT & COMPANY, INC.
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Range Resources Corporation and the related Prospectus (collectively, the “Registration Statement”) of the use of the name Wright & Company, Inc. and the incorporation by reference from the Range Resources Corporation Annual Report on Form 10-K for the year ended December 31, 2007 of information from our report prepared for Range Resources Corporation. We further consent to the use of our name in the “Reserve Engineers” section of the Registration Statement.

WRIGHT & COMPANY, INC.
Brentwood, Tennesee
April 28, 2008